Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JANUARY SALES; UPDATES FOURTH QUARTER AND FULL YEAR EARNINGS OUTLOOK

-- Comparable store sales increase 3.7% --

HOUSTON, TX, February 3, 2005- Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended January 29, 2005 increased 4.4% to $63.7 million from $61.0 million in the prior year four-week period ended January 31, 2004.  Comparable store sales increased 3.7% versus an increase of 2.1% last year.

The Company noted that the majority of its merchandise departments achieved comparable store sales increases during the month.  Of this group, the top performing categories were dresses, special sizes and accessories.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We are pleased that despite inclement winter weather that occurred in parts of our eastern markets during the last two weekends of the month, our comparable store sales increased 3.7%.  We believe that we are well positioned as we move into the Spring selling season, and we are optimistic about our prospects for our 2005 fiscal year."

For the fourth quarter ended January 29, 2005, the Company reported that total sales increased 5.5% to $389.0 million from $368.6 million last year, and comparable store sales increased 4.0%. For the full 2004 fiscal year, total sales increased 27.9% to $1,243.9 million from $972.2 million in fiscal 2003, and comparable store sales increased 2.5%.

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Stage Stores Reports January Sales

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The following table is provided for reference purposes and details the sales history for the Company on a monthly and quarterly basis for the 2003 and 2004 fiscal years.

SALES SUMMARY
	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2004	2003*	2004	2003**
February	8.0%	(8.1)%	$87.8	$59.5
March	5.5	(13.9)	110.2	73.0
April	0.3	4.3	91.7	65.5
1st Quarter	4.5	(6.8)	289.7	198.0
May	1.0	(5.4)	90.6	65.0
June	(2.5)	(2.7)	100.1	72.2
July	(7.8)	0.9	89.2	70.5
2nd Quarter	(3.2)	(2.4)	279.9	207.7
August	8.1	(5.7)	105.7	71.5
September	2.5	(3.5)	97.8	69.2
October	1.8	(9.3)	81.7	57.2
3rd Quarter	4.3	(6.0)	285.3***	197.9
November	6.0	(5.8)	104 .0	96.1
December	3.1	1.2	222.0	211.5
January	3.7	2.1	64.0	61.0
4th Quarter	4.0	(0.6)	389.0	368.6

Full Year	2.5%	(3.7)%	$1,243.9	$972.2

* Actual results for the months of February through October, which preceded the acquisition of Peebles Inc., are restated to include Peebles' comparable store sales.

** Includes Peebles' sales beginning in November.

*** Total does not foot due to rounding.

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Stage Stores Reports January Sales

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Fourth Quarter and Full Year Outlook

The Company currently projects net income for the fourth quarter to be in a range of $0.95 to $0.99 per diluted share, versus $0.94 last year. The Company stated that while its total sales for the fourth quarter exceeded the high end of its previously provided sales range, its merchandise margins were slightly lower than anticipated.  Additionally, the Company noted that expenses may be somewhat higher than anticipated, including higher Sarbanes-Oxley compliance costs.  The Company further noted that due to a higher average market price per share for its stock during the period, its diluted share count for the quarter rose to approximately 19.9 million shares versus its previous assumption of 19.6 million shares.  The Company expects net income for the 2004 fiscal year to be in a range of  $2.68 to $2.72 per diluted share, versus $2.73 last year, which included a $0.38 per diluted share gain related to the sale of its private label credit card portfolio.  In projecting earnings per share for the full year, the Company has used an estimated diluted share count of 19.9 million shares.

The Company plans to release actual fourth quarter and full year results before the market opens on March 10th.

Store Activity

During January, the Company closed individual stores in Austin, Texas and Lawrenceville, Virginia.  The Company plans to open 40 to 50 new stores in 2005, with approximately 9-10 stores opening during the first quarter, and the majority of its new stores opening in the third and fourth quarters.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 529 stores located in 29 states.  The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states.  For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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Stage Stores Reports January Sales

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"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the fourth quarter of the 2004 fiscal year and for the full 2004 fiscal year, as well as comments regarding the Company's position for the Spring selling season and the number of new stores to be opened during the first quarter of the 2005 fiscal year and for the full 2005 fiscal year.  The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 15, 2004, in the Company's Quarterly Report on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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